As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-184193

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEUTSCHE BANK AKTIENGESELLSCHAFT

(Exact name of Registrant as specified in its charter)

DEUTSCHE BANK CORPORATION

(Translation of Registrant’s name into English)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Taunusanlage 12

60325 Frankfurt am Main

Germany

+49-69-910-00

(Address and telephone number of Registrant’s principal executive offices)

Deutsche Bank Americas

c/o Office of the Secretary

60 Wall Street

New York, New York 10005

Attention: Peter Sturzinger

212-250-5591

(Name, address and telephone number of agent for service)

Copies to:

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

Attn: Legal Dept.

Ward A. Greenberg	John W. Banes
Cleary Gottlieb Steen & Hamilton LLP	Davis Polk & Wardwell London LLP
Main Tower	99 Gresham Street
Neue Mainzer Strasse 52	London EC2V 7NG
60311 Frankfurt am Main	United Kingdom
Germany	+44 20 7418 1300
+49 69 97103-0

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a Registration Statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered*	Proposed Maximum Aggregate Price per Unit*	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee*
Capital Securities of Deutsche Bank Aktiengesellschaft	–	–	–	–

*

This Registration Statement also relates to offers and sales of securities in connection with market-making transactions by and through certain affiliates of the Registrant, which may include Deutsche Bank Securities Inc. An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices in U.S. dollars or equivalent thereof in foreign denominated coin or currency or currency units. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement (File No. 333-184193) is being filed by Deutsche Bank Aktiengesellschaft for the purposes of (i) registering as a separate class of securities hereunder subordinated capital securities, which we refer to as “Capital Securities,” of Deutsche Bank Aktiengesellschaft to be issued under a Capital Securities Indenture dated as of November 6, 2014, (ii) filing a prospectus relating to the Capital Securities to be issued from time to time by Deutsche Bank Aktiengesellschaft and (iii) filing additional exhibits to the Registration Statement. No changes or additions are being made hereby to the existing prospectus dated September 28, 2012 relating to other securities to be issued from time to time by Deutsche Bank Aktiengesellschaft, which remains a part of the Registration Statement, and therefore it is omitted from this filing. Accordingly, this Post-Effective Amendment No. 2 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

Deutsche Bank Aktiengesellschaft

Capital Securities

We, Deutsche Bank Aktiengesellschaft, may, from time to time, offer subordinated capital securities, which we refer to as “Capital Securities.”

This prospectus describes the general terms of the Capital Securities and the general manner in which the Capital Securities will be offered. The specific terms of any Capital Securities offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the Capital Securities will be offered. We will not use this prospectus to issue any Capital Securities unless it is attached to a prospectus supplement.

Unless stated otherwise in a prospectus supplement, we will not list the Capital Securities offered hereunder on any securities exchange.

These Capital Securities may be offered directly or to or through underwriters, agents or dealers, including Deutsche Bank Securities Inc. The names of any underwriters, agents or dealers will be included in the applicable prospectus supplement.

Investing in the Capital Securities involves risks. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Restrictions on marketing and sales to retail investors

The Capital Securities discussed in this prospectus are complex financial instruments and are not a suitable or appropriate investment for all investors. In some jurisdictions, regulatory authorities have adopted or published laws, regulations or guidance with respect to the offer or sale of securities such as the Capital Securities to retail investors.

In particular, in August 2014, the U.K. Financial Conduct Authority (the “FCA”) published the Temporary Marketing Restriction (Contingent Convertible Securities) Instrument 2014 (as amended or replaced from time to time, the “TMR”) which took effect on October 1, 2014. Under the rules set out in the TMR (as amended or replaced from time to time, the “TMR Rules”), certain contingent write-down or convertible securities, such as the Capital Securities, must not be sold to retail clients in the EEA and nothing may be done that would or might result in the buying of such securities or the holding of a beneficial interest in such securities by a retail client in the EEA (in each case within the meaning of the TMR Rules), other than in accordance with the limited exemptions set out in the TMR Rules.

Certain of the underwriters are required to comply with the TMR Rules. In addition, by purchasing, or making or accepting an offer to purchase, any Capital Securities from us and/or the underwriters, you represent, warrant, agree with and undertake to us and each of the underwriters that:

1.	you are not a retail client in the EEA (as defined in the TMR Rules);

2.

whether or not you are subject to the TMR Rules, you will not sell or offer the Capital Securities to retail clients in the EEA or do anything (including the distribution of this prospectus supplement) that would or might result in the buying of the Capital Securities or the holding of a beneficial interest in the Capital Securities by a retail client in the EEA (in each case within the meaning of the TMR Rules), other than (i) in relation to any sale or offer to sell Notes to a retail client in or resident in the United Kingdom, in circumstances that do not and will not give rise to a contravention of the TMR Rules by any person and/or (ii) in relation to any sale or offer to sell Notes to a retail client in any EEA member state other than the United Kingdom, where (a) you have conducted an assessment and concluded that the relevant retail client understands the risks of an investment in the Notes and is able to bear the potential losses involved in an investment in the Notes and (b) you have at all times acted in relation to such sale or offer in compliance with the Markets in Financial Instruments Directive (2004/39/EC) (“MiFID”) to the extent it applies to you or, to the extent MiFID does not apply to you, in a manner which would be in compliance with MiFID if it were to apply to you; and

3.

you will at all times comply with all applicable local laws, regulations and regulatory guidance (whether inside or outside the EEA) relating to the promotion, offering, distribution and/or sale of the Capital Securities, including any such laws, regulations and regulatory guidance relating to determining the appropriateness and/or suitability of an investment in the Capital Securities by investors in any relevant jurisdiction.

Where acting as agent on behalf of a disclosed or undisclosed client when purchasing, or making or accepting an offer to purchase, any Capital Securities from us and/or the underwriters the foregoing representations, warranties, agreements and undertakings will be given by and be binding upon both the agent and its underlying client.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Capital Securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These Capital Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The date of this prospectus is November 6, 2014.

SUMMARY OF REGISTERED CAPITAL SECURITIES

Deutsche Bank Aktiengesellschaft, which we also refer to as the “Bank” or “we,” may offer subordinated capital securities. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

Capital Securities	We may issue subordinated capital securities, which we refer to as “Capital Securities.” We will provide one or more prospectus supplements that describe:

•	whether the Capital Securities will be issued by Deutsche Bank AG directly or through one of its branches;

•	the specific designation;

•	whether the Capital Securities qualify for regulatory capital treatment as additional tier 1 capital or otherwise;

•	the ranking of the Capital Securities relative to our issued debt and equity, including to what extent they may rank junior in right of payment to other of our obligations or in any other manner;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the Capital Securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	whether the Capital Securities have a maturity date and if so, the date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates, if any, will be determined and under what circumstances interest is payable;

•	the date from which interest accrues and the interest payment dates, if any;

•	provisions, if any, for the cancellation of all or any portion of any interest payment at our discretion or under other circumstances;

•	limitations, if any, on our ability to pay principal or interest in respect of the Capital Securities, including situations whereby we may be prohibited from making such payments;

•

provisions, if any, for write-downs (and related write-ups, if any) in the principal amount of the Capital Securities and the effect, if any, of such write-downs (and related write-ups, if any) on interest payable on such Capital Securities;

•	the place or places for payment of the principal of and any premium, if any, and/or interest, if any, on the Capital Securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

any terms on which the Capital Securities may or will be converted at our option or otherwise into ordinary shares or other securities of ours, which we refer to as “Conversion Securities,” and, if so, the nature and terms of the Conversion Securities into which such Capital Securities are convertible and any additional or other provisions relating to such conversion, including any triggering event that may give rise to such conversion (which may include, but shall not be limited to, certain regulatory capital events) and the terms upon which such conversion should occur;

•

whether we may conduct an offer of Conversion Securities after any conversion of the Capital Securities in order to deliver cash proceeds to holders of Capital Securities in lieu of the Conversion Securities and the terms upon which any such offer should occur;

•	any terms relating to the adjustment of the Conversion Securities into which the Capital Securities may be converted;

•

whether we will issue the Capital Securities in registered form or bearer form or both and, if we are offering Capital Securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those Capital Securities in bearer form;

•	whether we will issue the Capital Securities in global (i.e., book-entry) or definitive (i.e., certificated) form and under what terms and conditions;

•

the terms on which holders of the Capital Securities may convert or exchange them into or for one or more securities of ours or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, any of the foregoing; the terms on which conversion or exchange may occur, including whether exchange is mandatory, at the option of the holder or at our option; the period during which exchange may occur; the initial exchange price or rate; and the circumstances or manner in which the amount of securities or other property, or any combination thereof, deliverable upon exchange, or the cash value thereof, may be adjusted;

•

information as to the methods for determining the amount of principal, premium, if any, and/or interest payable on any date and/or currencies, commodities or securities of ours or entities that are or are not affiliated with us, the basket or baskets of those currencies, commodities or securities, or the index or indices of those currencies, commodities or securities, or interest rates, or intangibles, articles, or goods, or any other financial or economic or other measures or instruments, including the occurrence or non-occurrence of any events or circumstances, to which the amount payable on that date is linked;

•	the identity of any agents for the Capital Securities, including the trustee, depositaries, authenticating or paying agents, transfer agents, registrars, determination or other agents;

•	the proposed listing, if any, of the Capital Securities on any securities exchange;

•	whether the Capital Securities are to be sold separately or with other securities as part of units; and

•	any other specific terms of the Capital Securities and any terms required by or advisable under applicable laws or regulations.

Capital Securities Indenture

The Capital Securities will be issued under the Capital Securities Indenture dated November 6, 2014 among us, as issuer, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, calculation agent, transfer agent and registrar and authenticating agent, and the supplements thereto. We may amend, restate or replace the Capital Securities Indenture from time to time. The Capital Securities Indenture that governs our Capital Securities does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. We have summarized the general features of the Capital Securities Indenture under the heading “Description of Capital Securities.” We encourage you to read the Capital Securities Indenture, which is an exhibit to our registration statement, and the supplements thereto, which will be included as exhibits to our registration statement.

Ranking; Status

The Capital Securities will constitute our unsecured and subordinated obligations, ranking pari passu among themselves. In the event of our dissolution, liquidation, insolvency or composition, or other proceedings for the avoidance of insolvency of, or against, us, the obligations under the Capital Securities will be fully subordinated to the claims of our unsubordinated creditors, the claims under our Tier 2 instruments (within the meaning of the CRR), and the claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute (Insolvenzordnung) so that in any such event no amounts will be payable in respect of the Capital Securities until the claims of such unsubordinated creditors, the claims under such Tier 2 instruments, and the claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute have been satisfied in full. Subject to this subordination provision, we may satisfy our obligations under the Capital Securities also from our other distributable assets (freies Vermögen).

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (including any provisions of regulatory law supplementing this Regulation); to the extent that any provisions of the CRR are amended or replaced, the term CRR as used in the Capital Securities Indenture and the Capital Securities also refer to such amended provisions or successor provisions.

Our payment obligations under the Capital Securities will rank pari passu with the claims against us under the support undertakings, subordinated guarantees and issuances listed in the applicable prospectus supplement.

Form	We may issue Capital Securities in fully registered form or in bearer form and, in either case, in definitive form or global form.

Terms Specified in Prospectus Supplements

When we decide to sell particular Capital Securities, we will provide a prospectus supplement describing the Capital Securities offering and the specific terms of the Capital Securities. You should carefully read this prospectus and the applicable prospectus supplement.

We will offer our Capital Securities to investors on terms determined by market and other conditions. Our Capital Securities may be sold for U.S. dollars or foreign currency. Principal of, and any premium or interest on, Capital Securities may be payable in U.S. dollars or foreign currency, as we specifically designate in the related prospectus supplement.

Any prospectus supplement we provide will include the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the Capital Securities being offered and the managing underwriters for any Capital Securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include Deutsche Bank Securities Inc. or other affiliates of ours.

Branches

We may act directly through our principal office in Frankfurt or through one of our branch offices, such as our London branch, our New York branch, or such other branch as specified in the applicable prospectus supplement.

Conflicts of Interest

To the extent an offering of the Capital Securities will be distributed by Deutsche Bank Securities Inc. or any other U.S. broker-dealer affiliate of the Bank, each such offering of Capital Securities will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or “FINRA,” regarding a FINRA member firm’s distribution of securities of affiliates. See “Plan of Distribution—Conflicts of Interest.”

ABOUT THIS PROSPECTUS

References in this prospectus to the “Bank,” “we,” “our,” “us” or “Deutsche Bank AG” refer to Deutsche Bank Aktiengesellschaft (including, as the context may require, acting through one of its branches) and, unless the context requires otherwise, will include our other consolidated subsidiaries. In the sections of this prospectus entitled “Description of Capital Securities,” references to “Bank,” “we,” “our,” “us” or “Deutsche Bank AG” refer to Deutsche Bank Aktiengesellschaft (including, as the context may require, acting through one of its branches), as issuer of the securities described in such sections.

References to “you” or “your” mean those who invest in the securities being offered, whether they are the direct holders or owners of beneficial interests in those securities. References to “holders” mean those who own securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities issued in book-entry form through The Depository Trust Company or another depositary or in securities registered in street name. Owners of beneficial interests in the securities should read the section entitled “Forms of Securities.”

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time and in one or more offerings, sell any combination of the Capital Securities described in this prospectus.

This prospectus provides you with a general description of the Capital Securities we may offer. Each time we sell Capital Securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. A prospectus supplement may add, modify or replace information contained in this prospectus. If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore the statements made in this prospectus may not be the terms that apply to the Capital Securities you purchase. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” beginning on page 4 of this prospectus before purchasing any Capital Securities.

Following the initial distribution of an offering of Capital Securities, certain affiliates of ours may offer and sell those Capital Securities in the course of their businesses. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

References to “EUR,” “€” and “euros” are to the euro, the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended by the treaty on European Union. References to “USD,” “U.S. dollars,” “dollar” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information about the Public Reference Room. The SEC also maintains an internet website that contains reports and other information regarding us that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information that we have filed with the SEC by reference to file number 001-15242. Reports and other information concerning the business of Deutsche Bank Aktiengesellschaft may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is an important part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Current Reports on Form 6-K we furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it (or any such portion) is incorporated by reference in this prospectus. We incorporate by reference in this prospectus:

(1)	Annual Report on Form 20-F of Deutsche Bank Aktiengesellschaft for the year ended December 31, 2013, filed on March 20, 2014, which we also refer to as our “2013 Form 20-F.”

(2)

Current Reports on Form 6-K of Deutsche Bank Aktiengesellschaft dated June 24, 2014, October 27, 2014 and October 29, 2014, in each case only to the extent expressed therein to be incorporated by reference into a then-effective registration statement of Deutsche Bank Aktiengesellschaft.

(3)	Exhibit 99.4 of the Current Report on Form 6-K of Deutsche Bank Aktiengesellschaft dated July 29, 2014.

Upon request, we will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request, at no cost to you, a copy of these documents (other than exhibits thereto not specifically incorporated by reference) by writing or telephoning us at: Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, Attention: Investor Relations (Telephone: +49- 69-910-00). Certain of these documents can also be obtained on our website http://www.deutsche-bank.com/ir under “Reporting and Events—Reports—SEC Filing.” Reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only. Other information found at this website is not incorporated by reference in this document.

USE OF NON-GAAP FINANCIAL MEASURES

This document contains or incorporates by reference non-GAAP financial measures. Non-GAAP financial measures are measures of our historical or future performance, financial position or cash flows that contain adjustments that exclude or include amounts that are included or excluded, as the case may be, from the most directly comparable measure calculated and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as endorsed by the European Union (“EU”) in our financial statements.

Descriptions of non-GAAP financial measures we use and the adjustments made to the most directly comparable IFRS financial measures to obtain them are set forth in our 2013 Form 20-F and the other documents incorporated by reference herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements, including the information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are statements that are not historical facts, including statements about our beliefs and expectations. We use words such as “believe,” “anticipate,” “expect,” “intend,” “seek,” “estimate,” “project,” “should,” “potential,” “reasonably possible,” “plan,” “aim” and similar expressions to identify forward-looking statements. In addition, we may from time to time make forward-looking statements in our periodic reports to the SEC on Forms 20-F and 6-K, annual and interim reports, invitations to annual shareholders’ meetings and other information sent to shareholders, offering circulars and prospectuses, press releases and other written materials. Our Management Board, Supervisory Board, officers and employees may also make oral forward-looking statements to third parties, including financial analysts.

Such forward-looking statements may include, without limitation, statements relating to the following:

•	the potential development and impact on us of economic and business conditions and the legal and regulatory environment to which we are subject;

•	the implementation of our strategic initiatives and other responses to the conditions and environment referenced above;

•	the aspirations and targets we have announced in connection with our “Strategy 2015+”;

•	the measures we intend to implement in connection with our “Strategy 2015+”;

•	the development of aspects of our results of operations;

•	our expectations of the impact of risks that affect our business, including the risks of losses on our trading processes and credit exposures; and

•	other statements relating to our future business development and economic performance.

By their very nature, forward-looking statements involve risks and uncertainties, both general and specific. We base these statements on our current plans, estimates, projections and expectations. You should therefore not place too much reliance on them. Our forward-looking statements speak only as of the date we make them, and we undertake no obligation to update any of them in light of new information or future events.

We caution you that a number of important factors could cause our actual results to differ materially from those we describe in any forward-looking statement. These factors include, among others, the following:

•	the potential development and impact on us of economic and business conditions;

•	other changes in general economic and business conditions;

•	changes and volatility in currency exchange rates, interest rates and asset prices;

•	changes in governmental policy and regulation, including measures taken in response to economic, business, political and social conditions;

•	changes in our competitive environment;

•	the success of our acquisitions, divestitures, mergers and strategic alliances;

•

our success in implementing our strategic initiatives, including our “Strategy 2015+”, and other responses to economic and business conditions and the legal and regulatory environment and realizing the benefits anticipated therefrom;

•	the impact on us of litigation, investigations and regulatory enforcement actions to which we are or may in the future become subject; and

•

other factors, including those we refer to in “Item 3: Key Information—Risk Factors” of our 2013 Form 20-F and elsewhere in the 2013 Form 20-F, in Exhibit 99.1 to our Current Report on Form 6-K dated June 24, 2014, this prospectus and any prospectus supplements, and others to which we do not refer.

DEUTSCHE BANK AKTIENGESELLSCHAFT

Deutsche Bank Aktiengesellschaft is a stock corporation organized under the laws of Germany registered in the Commercial Register of the District Court in Frankfurt am Main under registration number HRB 30 000. Our registered office is in Frankfurt am Main. We maintain our head office at Taunusanlage 12, 60325 Frankfurt am Main, Germany.

Deutsche Bank Aktiengesellschaft originated from the reunification of Norddeutsche Bank Aktiengesellschaft, Hamburg, Rheinisch-Westfälische Bank Aktiengesellschaft, Düsseldorf, and Süddeutsche Bank Aktiengesellschaft, Munich. Pursuant to the Law on the Regional Scope of Credit Institutions, these were disincorporated in 1952 from Deutsche Bank, which had been founded in 1870. The merger and the name were entered in the Commercial Register of the District Court Frankfurt am Main on May 2, 1957.

We are the parent company of a group consisting of banks, capital market companies, fund management companies, a real-estate finance company, installment financing companies, research and consultancy companies and other German and non-German companies. We offer a wide variety of investment, financial and related products and services to private individuals, corporate entities and institutional clients around the world.

We are one of the largest banks in Germany and one of the largest financial institutions in Europe and the world measured by total assets. As of September 30, 2014, on an unaudited basis, we had total assets of € 1,709.2 billion, total liabilities of € 1,639.1 billion and total shareholders’ equity of € 66.4 billion, in each case on the basis of IFRS.

As of September 30, 2014, our share capital amounted to € 3,530.9 million consisting of 1,379.3 million ordinary shares of no par value, of which 1,378.8 million were outstanding. The shares are fully paid up and in registered form. The shares are listed for trading and official quotation on all the German stock exchanges and are listed on the New York Stock Exchange.

Please refer to our 2013 Form 20-F and the other documents incorporated by reference herein for additional information and financial statements relating to us.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

Deutsche Bank AG is a German stock corporation (Aktiengesellschaft or AG), and its registered office and most of its assets are located outside of the United States. In addition, most of the members of our Management Board (Vorstand), our Supervisory Board (Aufsichtsrat), our senior management and the experts named herein are residents of Germany and jurisdictions other than the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Germany. In addition, actions brought in a German court against us or the members of our Management Board, Supervisory Board, our senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our Management Board, Supervisory Board, our senior management and the experts named in this prospectus. In addition, even if a judgment against our company, the non-U.S. members of our Management Board, Supervisory Board, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

RATIO OF EARNINGS TO FIXED CHARGES

The Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended September 30, 2014 and December 31, 2013, 2012, 2011, 2010 and 2009 included as Exhibit 99.3 to our Current Report on Form 6-K filed with the SEC on October 29, 2014 is hereby incorporated by reference.

CAPITALIZATION & INDEBTEDNESS

The Capitalization Table of Deutsche Bank AG as of September 30, 2014 included as Exhibit 99.2 to our Current Report on Form 6-K filed with the SEC on October 29, 2014 is hereby incorporated by reference. As of November 6, 2014, there has not been a material change in our capitalization and indebtedness from that set forth in such Capitalization Table.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Capital Securities we offer by this prospectus for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purposes described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

DESCRIPTION OF CAPITAL SECURITIES

This section describes the general terms that will apply to any Capital Securities that may be offered pursuant to this prospectus by Deutsche Bank AG directly or through one of its branches. The specific terms of the offered Capital Securities, and the extent to which the general terms described in this section apply to Capital Securities, will be described in one or more related prospectus supplements at the time of the offer.

General

As used in this prospectus, the term “Capital Securities” means the subordinated capital securities that Deutsche Bank AG issues, directly or through one of its branches, and that the trustee authenticates and delivers under the capital securities indenture.

The Capital Securities (and, in the case of Capital Securities in bearer form, any coupons to these securities) will constitute our unsecured and subordinated obligations, ranking pari passu among themselves. In the event of our dissolution, liquidation, insolvency or composition, or other proceedings for the avoidance of insolvency of, or against, us, the obligations under the Capital Securities will be fully subordinated to:

•	the claims of our unsubordinated creditors,

•	the claims under our Tier 2 instruments (within the meaning of the CRR), and

•	the claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute (Insolvenzordnung),

so that in any such event no amounts will be payable in respect of the Capital Securities until the claims of such unsubordinated creditors, the claims under such Tier 2 instruments, and the claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute have been satisfied in full. Subject to this subordination provision, we may satisfy our obligations under the Capital Securities also from our other distributable assets (freies Vermögen).

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (including any provisions of regulatory law supplementing this Regulation); to the extent that any provisions of the CRR are amended or replaced, the term CRR as used in the capital securities indenture and the Capital Securities also refer to such amended provisions or successor provisions.

The term “unsubordinated creditors” means the holders of any indebtedness or other payment obligation of ours that is not expressed to be subordinated by means of contractual agreement or as a matter of law.

Our payment obligations under the Capital Securities will rank pari passu with the claims against us under the support undertakings, subordinated guarantees and issuances listed in the applicable prospectus supplement.

Under the relevant resolution laws and regulations as applicable to us from time to time, the Capital Securities may be subject to the powers exercised by our competent resolution authority to:

•	write down, including write down to zero, the claims for payment of the principal amount, the interest amount or any other amount in respect of the Capital Securities;

•	convert the Capital Securities into ordinary shares or other instruments qualifying as core equity tier one capital; and/or

•

apply any other resolution measure, including, but not limited to, (i) any transfer of the Capital Securities to another entity, (ii) the amendment of the terms and conditions of the Capital Securities or (iii) the cancellation of the Capital Securities.

We refer to each of these measures as a “Resolution Measure.” Resolution Measures include, among others, the measures generally referred to within the meaning of the “bail-in tool” under the European directive of May 15, 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms. Each holder of the Capital Securities will be bound by any Resolution Measure. No holder of the Capital Securities will have any claim or other right against us arising out of any Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the Capital Securities, the capital securities indenture or the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

We may issue Capital Securities through our head office or through one of our branches. Deutsche Bank AG as a whole is responsible for the obligations of its branches. Where, however, Deutsche Bank AG is delayed in performing or is unable, whether in whole or in part, to perform the obligations of the branch that issued any Capital Securities through such branch due to any law, requirement or any other act of state or of any authority in the jurisdiction of such branch, investors may be unable to seek performance of such obligations through any of Deutsche Bank’s other branches or offices (including its head office).

The Indenture

The Capital Securities offered pursuant to this prospectus will be issued, in one or more series under, and will be governed by, the base capital securities indenture among us, as issuer, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, calculation agent, transfer agent and registrar and authenticating agent, and the supplements thereto. The capital securities indenture will be qualified under the Trust Indenture Act.

We refer to the trustee under the capital securities indenture, including any successor trustee, as the “trustee” with respect to that indenture and the Capital Securities issued under it. We refer to the capital securities indenture and the supplements thereto as the “indenture.”

We have summarized below the material provisions of the indenture and the Capital Securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries and are qualified in their entirety by the indenture. The terms of the indenture will include both those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The indenture and the supplements thereto will be included as exhibits to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you.

We May Issue Different Series of Capital Securities

The indenture does not limit the amount of Capital Securities that may be issued. We may issue Capital Securities securities from time to time in one or more distinct series, at a price of 100% of their principal amount or at a premium or a discount. This section summarizes terms of the Capital Securities that apply generally to all series. The provisions of the indenture allow us not only to issue Capital Securities with terms different from those of Capital Securities previously issued under the indenture, but also to “reopen” a previously issued series of Capital Securities and issue additional Capital Securities of that series. The Capital Securities will not be secured by any property or assets of Deutsche Bank AG. We will describe many of the specific terms of the applicable series in the applicable prospectus supplement.

Qualification as Regulatory Capital

We may issue Capital Securities that have terms that enable them to qualify as our additional tier 1 capital, as defined and provided for in the bank regulatory capital provisions to which we are subject. We will include in prospectus supplements descriptions of the terms of any Capital Securities that we intend to qualify for inclusion in our regulatory capital.

Payments on the Capital Securities

Denomination and currency. The Capital Securities may be denominated and payable in U.S. dollars or other currencies.

Fixed rate and floating rate Capital Securities. Capital Securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the Capital Securities.

Cancellation of interest payments. We may issue Capital Securities from time to time with provisions for the cancellation of any interest payment at our discretion or under other circumstances.

Limitations on payments of principal or interest. We may issue Capital Securities from time to time with limitations on our ability to pay principal or interest in respect of such Capital Securities, including circumstances in which we may be prohibited from making such payments.

Write-downs of principal. We may issue Capital Securities from time to time with provisions for write-downs in the principal amount of such Capital Securities;

Contingent convertible Capital Securities. We may issue Capital Securities from time to time that may or will be converted at our option or otherwise into ordinary shares or other securities of ours.

Linked or exchangeable Capital Securities. We may issue Capital Securities from time to time with the principal amount and/or interest payable on any relevant payment date to be determined by reference to the performance, level or value of one or more of the following: other securities issued by us, securities of any entity affiliated or unaffiliated with us, indices, currencies, commodities, interest rates, intangibles, articles or goods, any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any events or circumstances and/or a basket or baskets of any of these items. Holders of these types of Capital Securities will receive payments of principal and/or interest (if any) that are determined by reference to the applicable underlying instrument or measurement. Such Capital Securities may provide either for cash settlement or for physical settlement by delivery of the applicable underlying property or other property of the type listed above. Such Capital Securities may also provide that the form of settlement may be determined at our option or at your option.

We may issue Capital Securities that are exchangeable, either mandatorily or at our or the holder’s option, into securities of ours or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, such securities or other property.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered Capital Securities:

•	whether the Capital Securities will be issued by Deutsche Bank AG directly or through one of its branches;

•	the specific designation;

•

whether the Capital Securities qualify for regulatory capital treatment as additional tier 1 capital (within the meaning of the regulatory capital adequacy requirements to which we are subject) or otherwise;

•	the ranking of the Capital Securities relative to our issued debt and equity, including to what extent they may rank junior in right of payment to other of our obligations or in any other manner;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the Capital Securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	whether the Capital Securities have a maturity date and if so, the date of maturity (and any provisions relating to extending or shortening the maturity date);

•

the interest rate or rates or the method by which the calculation agent (identified in the prospectus supplement) will determine the interest rate or rates, if any, and under what circumstances interest is payable;

•	the date from which interest accrues and the interest payment dates, if any;

•	provisions, if any, for the cancellation of all or any portion of any interest payment at our discretion or under other circumstances;

•	limitations, if any, on our ability to pay principal or interest in respect of the Capital Securities, including situations whereby we may be prohibited from making such payments;

•

provisions, if any, for write-downs (and related write-ups, if any) in the principal amount of the Capital Securities and the effect, if any, of such write-downs (and related write-ups, if any) on interest payable on such Capital Securities;

•	the place or places for payment of the principal of and any premium, if any, and/or interest, if any, on the Capital Securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

any terms on which the Capital Securities may or will be converted at our option or otherwise into ordinary shares or other securities of ours, which we refer to as “Conversion Securities,” and, if so, the nature and terms of the Conversion Securities into which such Capital Securities are convertible and any additional or other provisions relating to such conversion, including any triggering event that may give rise to such conversion (which may include, but shall not be limited to, certain regulatory capital events) and the terms upon which such conversion should occur;

•

whether we may conduct an offer of Conversion Securities after any conversion of the Capital Securities in order to deliver cash proceeds to holders of Capital Securities in lieu of the Conversion Securities and the terms upon which any such offer should occur;

•	any terms relating to the adjustment of the Conversion Securities into which the Capital Securities may be converted;

•

whether we will issue the Capital Securities in registered form or bearer form or both and, if we are offering Capital Securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those Capital Securities in bearer form;

•	whether we will issue the Capital Securities in global (i.e., book-entry) or definitive (i.e., certificated) form and under what terms and conditions;

•

the terms on which holders of the Capital Securities may convert or exchange them into or for one or more securities of ours or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, any of the foregoing; the terms on which conversion or exchange may occur, including whether exchange is mandatory, at the option of the holder or at our option; the period during which exchange may occur; the initial exchange price or rate; and the circumstances or manner in which the amount of securities or other property, or any combination thereof, deliverable upon exchange, or the cash value thereof, may be adjusted;

•	information as to the methods for determining the amount of principal, premium, if any, and/or interest payable on any date and/or currencies, commodities or securities of ours or entities that are or are not affiliated with us, the basket or baskets of those currencies, commodities or securities, or the index or indices of those currencies, commodities or securities, or interest rates, or intangibles, articles, or goods, or any other financial or economic or other measures or instruments, including the occurrence or non-occurrence of any events or circumstances, to which the amount payable on that date is linked;

•	the identity of any agents for the Capital Securities, including the trustee, depositaries, authenticating or paying agents, transfer agents, registrars, determination or other agents;

•	the proposed listing, if any, of the Capital Securities on any securities exchange;

•	whether the Capital Securities are to be sold separately or with other securities as part of units; and

•	any other specific terms of the Capital Securities and any terms required by or advisable under applicable laws or regulations.

The prospectus supplement relating to any series of Capital Securities may also include, if applicable, a discussion of certain U.S. federal income tax considerations, certain German income tax consequences, certain income tax consequences due to the jurisdiction of any relevant issuing branch and certain considerations under ERISA, in each case in relation to an investment in the securities.

Registration and Transfer of Capital Securities

Holders may present Capital Securities for exchange and transfer (except bearer securities) in the manner, at the places and subject to the restrictions stated in the Capital Securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture thereto or issuer order under which that series of Capital Securities is issued.

Holders may transfer Capital Securities in bearer form and/or the related coupons, if any, by delivery to the transferee.

If any of the Capital Securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

Impact of Significant Corporate Actions and Other Developments

Under German law, a surviving corporation in a merger or consolidation generally assumes the obligations of its predecessors. There are, however, no covenants in the indenture or other provisions designed to protect holders of the Capital Securities against a reduction in the creditworthiness of Deutsche Bank AG that would afford holders of Capital Securities additional protection in the event of a recapitalization transaction, a change of control of us, a merger or consolidation, a sale, lease or conveyance of all or substantially all of our assets or a highly leveraged transaction or any other transaction that might adversely affect holders of the Capital Securities.

It may be that Deutsche Bank AG will depend increasingly upon the earnings and cash flow of its subsidiaries to meet its obligations under the Capital Securities. Since the creditors of any of its subsidiaries would generally have a right to receive payment that is superior to Deutsche Bank AG’s right to receive payment from the assets of that subsidiary, holders of Capital Securities will be effectively subordinated to creditors of Deutsche Bank AG’s subsidiaries. In addition, there are various regulatory requirements applicable to some of Deutsche Bank AG’s subsidiaries that limit their ability to pay dividends and make loans and advances to Deutsche Bank AG.

Subordination of Capital Securities

The discussion of subordination in this section applies to each of our Capital Securities, directly or through one of its branches, issued under the indenture.

The Capital Securities will constitute our unsecured and subordinated obligations, ranking pari passu among themselves. Our payment obligations under the Capital Securities will rank pari passu with the claims against us under the support undertakings, subordinated guarantees and issuances listed in the applicable prospectus supplement.

The indenture provides that:

•

in the event of our dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, us, the obligations under the Capital Securities will be fully subordinated to (i) the claims of our unsubordinated creditors, (ii) the claims under our tier 2 instruments (within the meaning of the CRR), and (iii) the claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute (Insolvenzordnung), so that in any such event no amounts will be payable in respect of the Capital Securities until (i) the claims of such of our unsubordinated creditors, (ii) the claims of under such tier 2 instruments and (iii) such claims specified in Section 39 (1) nos. 1 to 5 of the German Insolvency Statute have been satisfied in full;

•	the claims of a holder of Capital Securities may not be set off against any of our claims;

•

no security or guarantee of whatever kind is, or will at any time be, provided by us or any other person securing the rights of holders of Capital Securities under any series of the Capital Securities;

•

no subsequent agreement may limit the subordination provisions applicable to any series of Capital Securities or shorten the term of any series of Capital Securities other than pursuant to the terms thereof or any applicable notice period; and

•

any redemption of Capital Securities of any series (other than at their final maturity, if any Capital Security by its terms provides for a final maturity) shall be subject to receipt by the Bank of prior written approval of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other competent authority assuming the relevant supervisory functions performed by the German Federal Financial Supervisory Authority as of the date of the base capital securities indenture (together, the “Relevant Regulator”), if then required under applicable law, the regulations, requirements, guidelines and policies relating to capital adequacy adopted by bodies of the European Union or the Federal Republic of Germany or any other competent authority then in effect in the Federal Republic of Germany and applicable to us, other regulations or policies of the Relevant Regulator.

If we fail to make payment of principal of, interest on, or other amounts owing under any series of Capital Securities at such time as such payment is requested to be made pursuant to the terms of such series of Capital Securities, which we refer to as a “Non-Payment Event,” and such Non-Payment Event is continuing, the trustee and the holders of Capital Securities could take action against us, but they may not accelerate the maturity of the Capital Securities and would not receive any money until the claims of the senior indebtedness have been fully satisfied. Furthermore, if we become subject to German insolvency proceedings, the trustee and the holders of our Capital Securities will have no right to file a claim against us unless the competent insolvency court allows the filing of subordinated claims.

No Defaults or Events of Default

There are no defaults or events of default under the indenture with respect to any series of the Capital Securities.

No Acceleration of Capital Securities.

The indenture provides that there is no right of acceleration in the case of any non-payment of principal of, interest on or other amounts owing under any series of Capital Securities or a failure by the Issuer to perform any other covenant under the Capital Securities or under the indenture. Under no circumstances may the holders or the trustee declare the principal amount of any series of the Capital Securities and interest accrued thereon to be due and payable.

No Negative Pledge. The indenture contains no restrictions preventing us from incurring additional debt.

Indemnification of Trustee for Actions Taken on Your Behalf. The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of Capital Securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a Non-Payment Event, to be indemnified by the holders of Capital Securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each affected series of outstanding Capital Securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder. The indenture provides that no individual holder of Capital Securities may institute any action against us under the indenture, except (to the extent required by the Trust Indenture Act and subject to the subordination and other provisions of any Capital Securities) actions to receive payment of the principal of and interest on Capital Securities on or after the respective due dates expressly provided for pursuant to the terms of such Capital Securities, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing Non-Payment Event;

•

the holders of not less than a majority in aggregate principal amount of the outstanding Capital Securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in aggregate principal amount of the outstanding Capital Securities of each affected series, treated as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Distributions on Capital Securities may be paid only out of certain distributable items, and we may retain full discretion at all times to cancel distributions on Capital Securities qualifying as additional tier 1 capital for an unlimited period and on a non-cumulative basis, in particular if ordered by the competent authority to not make any such distributions. In addition, depending on the terms of the Capital Security, the principal of a Capital Security may be written down automatically or, by order of a competent authority, the Capital Securities may be converted, if a minimum regulatory capital threshold is triggered. In such cases, a holder of the Capital Securities would not be able to bring an action. Additionally, the provisions governing the Capital Securities will not give the holder the right to accelerate future scheduled payments of interest or principal.

The indenture contains a covenant that we will file annually with the trustee a certificate of no non-compliance in the performance of any covenants or conditions contained in the indenture, or a certificate specifying any non-compliance that exists.

Discharge

We may discharge all of our obligations under the indenture, other than as to transfers and exchanges, after we have:

•	paid or caused to be paid the principal of and any interest or premium, if any, on all of the outstanding Capital Securities issued thereunder in accordance with their terms; or

•	delivered to the trustee for cancellation all of the outstanding Capital Securities issued thereunder.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of Capital Securities issued under the indentures to:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of Capital Securities;

•	cure any ambiguity or correct any inconsistency or manifest error;

•	to give effect to any variation to the terms of the Capital Securities as a result of any exercise of any Resolution Measure;

•	establish the forms or terms of Capital Securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification Requiring Consent of Each Holder. We and the trustee may not make any of the following changes to any outstanding Capital Security without the consent of each holder that would be affected by such change:

•	if any Capital Security by its terms provides for a final maturity, change the final maturity thereof;

•	reduce the principal amount of such Capital Security in any manner not permitted pursuant to the terms of such Capital Security;

•	reduce the rate or change the time of payment of interest of such Capital Security in any manner not permitted pursuant to the terms of such Capital Security;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium, or interest thereon is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•

alter the terms on which holders of the Capital Securities may convert or exchange Capital Securities for other securities of the Bank or of other entities or for other property or the cash value of thereof, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the Capital Securities;

•	alter certain provisions of the indenture relating to Capital Securities not denominated in U.S. dollars;

•	modify the provisions of the indenture with respect to the subordination of the Capital Securities in a manner adverse to the holders;

•	reduce the percentage of Capital Securities the consent of whose holders is required for modification of the indenture; or

•

to the extent required by the Trust Indenture Act and subject to the subordination and other provisions of any Capital Securities, impair the right of any holder to institute actions to receive payment of the principal of and interest on Capital Securities on or after the respective due dates expressly provided for pursuant to the terms of such Capital Securities.

Modification with Consent of Holders of a Majority. We and the trustee may make any other change to the indenture and to the rights of the holders of the Capital Securities issued thereunder, if we obtain the consent of the holders of not less than a majority in aggregate principal amount of all affected series of outstanding Capital Securities issued thereunder, voting as one class.

Concerning Our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the trustee and affiliates of the trustee.

Governing Law

The Capital Securities and the indenture will be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions thereof, which will be governed by German law.

FORMS OF SECURITIES

Each security will be represented either by:

•	one or more global securities representing the entire issuance of securities, or

•	a certificate issued in definitive form to a particular investor.

Certificated securities in definitive form and global securities both may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) in bearer form, where our obligation runs to the bearer of the security, subject to limitations to be described in the prospectus supplement relating to such security.

Legal Ownership

Global Securities. Global securities will name a depositary or its nominee as the owner of the securities represented by these global securities (other than global bearer securities, which name the bearer as owner). Investors in global securities can own only beneficial interests in such securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Definitive Securities. Definitive securities will name you or your nominee as the owner of the security (other than definitive bearer securities, which will specify the bearer as owner). In order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Our Obligations Are to Legal Owners Only. Our obligations, as well as the obligations of the trustee under the indenture, and the obligations, if any, of any other agents of ours or any agents of the trustee, run only to the persons or entities named as holders of the securities in the relevant security register, in the case of registered securities, or the persons or entities that are the bearers of those securities, in the case of bearer securities.

Neither we nor the trustee, any other agent of ours or agent of the trustee have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder or bearer as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder or bearer is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders or bearers of any securities for any purpose, we would seek the approval only from the holders or bearers, and not the indirect owners, of the relevant securities. Whether and how the holders or bearers contact the indirect owners would be governed by the agreements between such holders and bearers and the indirect owners.

Global Securities

Registered Global Securities. We may issue securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal, face amount or liquidation preference amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called “participants,” who have accounts with the depositary or persons who may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the Articles of Association or indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the Articles of Association or indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Articles of Association or indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Articles of Association or indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium (if any) and interest (if any) on, securities represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Bank, the trustee or any other agent of the Bank or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants, not us.

Discontinuance of Any Depositary. If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time request the withdrawal from the depositary of any of the securities represented by one or more registered global securities. Upon receipt of such request, the depositary will issue a notice to its participants of our request, and will process any withdrawal requests submitted by those participants in accordance with its procedures. If participants request withdrawal following our request, we will issue securities in definitive form in exchange for that portion of the registered global security or securities representing the securities held by participants requesting such withdrawal. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may sell the securities being offered by this prospectus in four ways: (1) directly, including through one or more of our branches, (2) through selling agents, (3) through underwriters and/or (4) through dealers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of the Bank.

In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions or the possible range of commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, who will purchase the securities as principal, and we will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent — in each case, less other expenses attributable to issuance and distribution.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Bank in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

Conflicts of Interest. To the extent an offering of the securities will be distributed by Deutsche Bank Securities Inc. or any other U.S. broker-dealer affiliate of the Bank, each such offering of securities will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or “FINRA,” regarding a FINRA member firm’s distribution of securities of affiliates and related conflicts of interest. No underwriter, selling agent or dealer utilized in the offering of securities that is an affiliate of the Bank will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Following the initial distribution of any of these securities, affiliates of the Bank may offer and sell these securities in the course of their businesses. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown are estimates.

Amount to be paid
Securities and Exchange Commission Registration Fee	*
Financial Industry Regulatory Authority Filing Fee	$225,500
Federal Taxes, State Taxes and Fees	N/A
Trustees’ and Transfer Agents’ Fees	$20,000
Legal Fees	$500,000
Accounting Fees	$50,000
Printing and Engraving Costs	$20,000

Total	$815,500

(*)	Unknown because the filing is being deferred pursuant to Rule 456(b) and 457(r) under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to German, United States and New York law relating to the validity of certain of the offered securities may be passed upon for the issuer of those securities by Cleary Gottlieb Steen & Hamilton LLP.

Certain legal matters with respect to United States and New York law relating to the validity of the securities will be passed upon for the underwriters of, or dealers or selling agents with respect to, those securities by Davis Polk & Wardwell London LLP.

Certain legal matters with respect to German law relating to the validity of certain of the offered securities will be passed upon for the issuer of those securities by Group Legal Services of Deutsche Bank Aktiengesellschaft. Certain legal matters with respect to the validity of certain of the offered securities for any underwriters, dealers or selling agents will be passed upon by the firms or persons identified in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Deutsche Bank Aktiengesellschaft and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2013, which were prepared in accordance with IFRS and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 appearing in our annual report on Form 20-F for the year ended December 31, 2013, are incorporated by reference herein in reliance upon the audit reports of KPMG AG Wirtschaftsprüfungsgesellschaft (which we refer to as “KPMG”), The Squaire, Am Flughafen, 60549 Frankfurt am Main, Germany, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Bank and some of our affiliates may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code with respect to many employee benefit plans and perhaps certain other types of arrangements, such as individual retirement accounts. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the securities are acquired by or with the assets of a pension or other plan with respect to which the Bank or any of its affiliates is a service provider, unless those securities are acquired pursuant to an exemption from the applicable prohibited transaction rules. The assets of a pension or other plan may include assets held in certain investment funds or in the general account of an insurance company that are deemed to be “plan assets” under ERISA and the Internal Revenue Code. In addition, other employee benefit plans and accounts (such as governmental plans or non-U.S. plans) not subject to ERISA or the Internal Revenue Code may nonetheless be subject to similar rules under other applicable laws or documents. Any pension or other plan, or any person investing the assets of a pension or other plan, proposing to invest in the securities should read the Benefit Plan Investor Considerations set forth in the relevant prospectus or pricing supplement(s) applicable to the securities being purchased and should consult with legal counsel prior to investing in the securities.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in an accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank Aktiengesellschaft since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Deutsche Bank

Aktiengesellschaft

Capital Securities

Prospectus

November 6, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Deutsche Bank Aktiengesellschaft

Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the Management Board or the Supervisory Board. A German stock corporation may, however, purchase directors’ and officers’ liability insurance. The insurance may be subject to any mandatory restrictions imposed by German law, including a deductible. In addition, German law permits a corporation to indemnify a member of the Management Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany and for attorneys’ fees incurred in connection with other proceedings.

Members of the Registrant’s Supervisory Board and Management Board and officers of the Registrant are covered by customary liability insurance, including insurance against liabilities under the Securities Act.

Exhibits

Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(9) In the event that tradable subscription rights to subscribe for ordinary shares are offered to existing shareholders and any rights not taken by shareholders are reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed subscription rights to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frankfurt am Main, Germany, and the City of New York, State of New York, as of this 6th day of November 2014.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ JONATHAN BLAKE
	Name:	Jonathan Blake
	Title:	Attorney-in-fact

By:	/s/ JOSEPH C. KOPEC
	Name:	Joseph C. Kopec
	Title:	Attorney-in-fact

S-1

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of this 6th day of November 2014.

Signature	Title

* Jürgen Fitschen	Co-Chairman of the Management Board and Co-Chief Executive Officer

* Anshuman Jain	Co-Chairman of the Management Board and Co-Chief Executive Officer

* Stefan Krause	Member of the Management Board and Chief Financial Officer

* Dr. Stephan Leithner	Member of the Management Board

* Stuart Lewis	Member of the Management Board

* Rainer Neske	Member of the Management Board

* Henry Ritchotte	Member of the Management Board

* Karin Dohm	Managing Director (Principal Accounting Officer)

* Peter Sturzinger	Authorized Representative in the United States

* By: /s/ JONATHAN BLAKE Name: Jonathan Blake	Attorney-in-fact

* By: /s/ JOSEPH C. KOPEC Name: Joseph C. Kopec	Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Distribution Agreement relating to Ordinary Shares.(1)

1.2(a)	Distribution Agreement relating to Senior Debt Securities, between Deutsche Bank AG and Deutsche Bank Securities Inc. (Global Notes, Series A).(2)

1.2(b)	Distribution Agreement relating to Senior Debt Securities, between Deutsche Bank AG and Deutsche Bank Trust Company Americas (Global Notes, Series A).(2)

1.3(a)	Distribution Agreement relating to Warrants, between Deutsche Bank AG and Deutsche Bank Securities Inc.(2)

1.3(b)	Distribution Agreement relating to Warrants, between Deutsche Bank AG and Deutsche Bank Trust Company Americas.(2)

1.4(a)	Form of Distribution Agreement relating to Subordinated Debt Securities, between Deutsche Bank AG and Deutsche Bank Securities Inc. (Global Notes, Series C).(1)

1.4(b)	Form of Distribution Agreement relating to Subordinated Debt Securities, between Deutsche Bank AG and Deutsche Bank Trust Company Americas (Global Notes, Series C).(1)

1.5	Form of Distribution Agreement relating to Rights.(1)

1.5(a)

Rights Offering Underwriting Agreement, dated May 18, 2014, between Deutsche Bank AG, UBS Limited, Banco Santander, S.A., Barclays Bank PLC, COMMERZBANK AG, Goldman Sachs International and J.P. Morgan Securities plc, relating to the rights offering and new ordinary shares.(2)

1.5(b)

Contribution Agreement, dated May 18, 2014, between Deutsche Bank AG, UBS Limited, Banco Santander, S.A., Barclays Bank PLC, COMMERZBANK AG, Goldman Sachs International and J.P. Morgan Securities plc, relating to the rights offering and new ordinary shares.(2)

1.5(c)

Accession and Amendment Agreement to the Rights Offering Underwriting Agreement, the Agreement Among Managers and the Contribution Agreement, dated May 21, 2014, between Deutsche Bank AG, UBS Limited, Banco Santander, S.A., Barclays Bank PLC, COMMERZBANK AG, Goldman Sachs International and J.P. Morgan Securities plc and the other financial institutions named therein, relating to the rights offering and new ordinary shares.(2)

1.6

Purchase Agreement relating to Fixed to Fixed Reset Rate Subordinated Tier 2 Notes of Deutsche Bank AG, dated as of May 21, 2013, among Deutsche Bank AG, Deutsche Bank Securities Inc. and the other managers named therein.(2)

4.1

Senior Indenture, dated as of November 22, 2006, between Deutsche Bank AG, as Issuer, Law Debenture Trust Company of New York, as Trustee and Deutsche Bank Trust Company Americas, as Paying Agent, Issuing Agent and Registrar included as Exhibit 4.1 to Deutsche Bank AG’s registration statement on Form F-3 (No. 333-162195) filed with the SEC on September 29, 2009.

4.2

Subordinated Indenture, dated as of May 21, 2013, among Deutsche Bank AG, as Issuer, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Transfer Agent and Registrar and Authenticating Agent.(2)

4.3(a)	Form of Senior Debt Security (Fixed Rate Registered Senior Note) of Deutsche Bank AG.(2)

Exhibit Number	Description

4.3(b)	Form of Senior Debt Security (Floating Rate Registered Senior Note) of Deutsche Bank AG.(2)

4.4(a)	Form of Subordinated Debt Security of Deutsche Bank AG.(1)

4.4(b)	Form of Subordinated Debt Security of Deutsche Bank AG.(1)

4.5	Form of Debt Warrant Agreement for Warrants sold attached to Debt Securities.(1)

4.6	Form of Debt Warrant Agreement for Warrants sold alone.(1)

4.7

Form of Universal Warrant Agreement dated as of November 15, 2007, between Deutsche Bank AG and Deutsche Bank Trust Company Americas, including as Exhibits I and II thereto, forms of Call Warrants and Put Warrants, respectively, included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on November 16, 2007 and incorporated by reference as Exhibit 4.14 to Deutsche Bank AG’s registration statement on Form F-3 (No. 333-137902).

4.8	Form of Equity Warrant Agreement.(1)

4.9	Form of Unit Agreement.(1)

4.10	Form of Unit Certificate.(1)

4.11	Form of Put Warrant (included in Exhibit 4.7).

4.12	Form of Call Warrant (included in Exhibit 4.7).

4.13	Form of Purchase Contract (Issuer Sale).(1)

4.14	Form of Purchase Contract (Issuer Purchase).(1)

4.15	Form of Pre-Paid Purchase Contract.(1)

4.16	English Translation of the Articles of Association of Deutsche Bank AG included as Exhibit 99.1 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on August 14, 2012.(2)

4.17

First Supplemental Subordinated Indenture, dated as of May 24, 2013, among Deutsche Bank AG, as Issuer, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Transfer Agent and Registrar and Authenticating Agent relating to the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 of Deutsche Bank AG.(2)

4.18	Form of Fixed to Fixed Reset Rate Subordinated Tier 2 Notes due 2028 of Deutsche Bank AG (included in Exhibit 4.17 (First Supplement Subordinated Indenture)).

4.19

English Translation of Articles of Association of Deutsche Bank AG in conformity with the resolution of the Chairman’s Committee of the Supervisory Board on June 5, 2014 and the resolutions of the Annual General Meeting on May 22, 2014 included as Exhibit 99.4 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 29, 2014.

4.20

Capital Securities Indenture, dated as of November 6, 2014, among Deutsche Bank AG, as Issuer, The Bank of New York Mellon, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Calculation Agent, Transfer Agent and Registrar and Authenticating Agent.

4.21

First Supplemental Capital Securities Indenture among Deutsche Bank AG, as Issuer, The Bank of New York Mellon, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Calculation Agent, Transfer Agent and Registrar and Authenticating Agent.(1)

Exhibit Number	Description

5.1(a)	Opinion of Cleary Gottlieb Steen & Hamilton LLP.(2)

5.1(b)	Form of opinion of Cleary Gottlieb Steen & Hamilton LLP.(2)

5.2	Opinion of Group Legal Services of Deutsche Bank AG.(2)

5.3	Opinion of Davis Polk & Wardwell LLP.(2)

5.4	Opinion of Cleary Gottlieb Steen and Hamilton LLP relating to the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 of Deutsche Bank AG.(2)

5.5	Opinion of Group Legal Services of Deutsche Bank AG relating to the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 of Deutsche Bank AG.(2)

5.6	Opinion of Cleary Gottlieb Steen and Hamilton LLP relating to the Capital Securities of Deutsche Bank AG.

5.7	Opinion of Group Legal Services of Deutsche Bank AG relating to the Capital Securities of Deutsche Bank AG.

12.1

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended June 30, 2012 and December 31, 2011, 2010 and 2009 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 31, 2012 is hereby incorporated by reference.

12.2

The Capitalization Table of Deutsche Bank AG as of June 30, 2012 included as Exhibit 99.2 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 31, 2012 is hereby incorporated by reference.

12.3

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended June 30, 2013 and December 31, 2012, 2011, 2010, 2009 and 2008 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 31, 2013 is hereby incorporated by reference.

12.4

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended September 30, 2013 and December 31, 2012, 2011, 2010, 2009 and 2008 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on October 29, 2013 is hereby incorporated by reference.

12.5

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended March 31, 2014 and December 31, 2013, 2012, 2011, 2010 and 2009 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on April 29, 2014 is hereby incorporated by reference.

12.6

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended June 30, 2014 and December 31, 2013, 2012, 2011, 2010 and 2009 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 29, 2014 is hereby incorporated by reference.

12.7

Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended September 30, 2014 and December 31, 2013, 2012, 2011, 2010 and 2009 included as Exhibit 99.3 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on October 29, 2014 is hereby incorporated by reference.

12.8

The Capitalization Table of Deutsche Bank AG as of September 30, 2014 included as Exhibit 99.2 to Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on October 29, 2014 is hereby incorporated by reference.

Exhibit Number	Description

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.2	Consent of Group Legal Services of the Registrant (included in Exhibit 5.2).

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.3).

23.4	Tax Consent of David Polk & Wardwell LLP.(2)

23.5	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.(2)

23.6	Consent of Cleary Gottlieb Steen & Hamilton LLP relating to the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 of Deutsche Bank AG (included in Exhibit 5.4).

23.7	Consent of Group Legal Services of the Registrant relating to the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 of Deutsche Bank AG (included in Exhibit 5.5).

23.8	Consent of Cleary Gottlieb Steen & Hamilton LLP relating to the Capital Securities of Deutsche Bank AG (included in Exhibit 5.6).

23.9	Consent of Group Legal Services of the Registrant relating to the Capital Securities of Deutsche Bank AG (included in Exhibit 5.7).

23.10	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, relating to Deutsche Bank AG’s Annual Report on Form 20-F for the year ended December 31, 2013.

24.1	Powers of Attorney (included on the signature pages to this registration statement on Form F-3 (No. 333-18493) filed with the SEC on September 28, 2012).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Law Debenture Trust Company of New York, as trustee under the Senior Indenture included in Exhibit 4.1.(2)

25.2	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, as trustee under the Subordinated Indenture included in Exhibit 4.2.(2)

25.3	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as trustee under the Capital Securities Indenture included in Exhibit 4.20.

(1)

To be filed by amendment or incorporated by reference. Deutsche Bank Aktiengesellschaft will furnish on a Form 6-K and incorporate by reference any related Form used in the future and not previously filed by means of an amendment or incorporated by reference.

(2)	Previously filed.

E-4